EXHIBIT 10.3
InterDigital
2009 Compensation Program for Outside Directors

Annual Board Retainer:	$25,000
Audit Committee Chair:	$30,000
Other Committee Chairs:	$15,000
Committee Membership:	$ 5,000

Re-election RSU Grant:	6,000 RSUs (vesting 2,000 each year beginning at first anniversary of re-election)

Initial Election RSU Grant:	6,000 RSUs (vesting 2,000 each year beginning at first anniversary of election)

Annual RSU Grant (made to all outside directors at each annual meeting):	2,000 RSUs (vesting in full one year from grant date)

Chairman’s Annual RSU Grant:	10,000 RSUs (vesting in full one year from grant date)
All cash payments and RSU grants shall be based on service for a full year; pro rata payments and grants shall be made for service of less than one year. Cash payments shall be made on a quarterly basis. Both cash payments and RSUs may be deferred. An election to defer must be made in the calendar year preceding the year in which services are rendered and the compensation is earned (i.e., elections to defer must be made by December 31 of each year for the deferral to apply to the next year’s cash payments and/or RSU award(s)).
The Chairman’s Annual RSU Grant shall be granted effective January 15th of each fiscal year.1 Other equity grants shall be granted, as appropriate, effective at each Annual Meeting of Shareholders.
The terms of this program shall be periodically reviewed.
June 2009

[1]	If January 15th of a year is not a trading day, the next preceding trading day shall be the grant date.